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                                                                    EXHIBIT 99.1


               Boston Private Acquires California Investment Firm
                         Expands Wealth Management Reach

BOSTON, June 12 -- Boston Private Financial Holdings, Inc. today announced the acquisition of Sand Hill Advisors, Inc., an 18-year old investment advisory firm catering to the wealth management market, primarily in Northern California. Sand Hill Advisors, which is based in Menlo Park, California, will operate as a wholly owned subsidiary of Boston Private. The purchase price is estimated to be $16 million, which includes the initial and contingent payments, and will be paid using a combination of cash (70%) and BPFH common stock (30%). This transaction is expected to be accretive immediately.

According to Timothy L. Vaill, Chairman and CEO of Boston Private, Sand Hill has established a strong reputation not only as a balanced investment manager with an equity discipline espousing "growth at a reasonable price," but has also distinguished itself as an expert in concentrated or single-stock positions. "These situations require very careful tax planning, asset allocation and diversification strategies, and this is a valuable competency in high-growth, new economy markets," Vaill said. Sand Hill currently manages approximately $900 million, a little less than half of which is in this concentrated form. "We couldn't be more pleased with the professional expertise, client portfolios, and marketplace reputation that Sand Hill brings to the Boston Private organization," added Vaill.

Sand Hill Advisors will operate under the leadership of its CEO, Gary Conway, and its President, Jane Williams. Conway and Williams founded Sand Hill in 1982, and together have steadily grown the firm focusing on investment performance and client service. The Northern California investment management market has grown considerably in the past twenty years, and Menlo Park, in particular, located in the heart of Silicon Valley, has provided the firm with significant exposure to high growth situations. "Affiliation with Boston Private will significantly expand our financial planning capacity, our cash management service and will give our clients access to trust and lending services as we manage in this growth environment," said Conway. "We are thrilled to become part of this dynamic organization which is dedicated to building a relationship foundation with its clients and working with them throughout their financial lives." Ms. Williams added that Sand Hill is successfully focused on the entrepreneurial element of Silicon Valley with female decision-makers a significant part of its business. "A majority of our senior investment staff are women, and that has proved to be a significant advantage when serving this diverse California marketplace," she said. "We believe that this competency will add another dimension to Boston Private's capabilities."

As an independent subsidiary of Boston Private Financial Holdings, Sand Hill Advisors continues to operate under its own name, with no changes to existing staff. Sand Hill has approximately 180 clients with revenues in excess of $5 million, and employs 14 people, including 6 principals.


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The acquisition gives Boston Private Financial Holdings an attractive geographical franchise and consolidates its wealth management business in two of the strongest growth markets in the country. "Silicon Valley and the New England region were the top two beneficiaries of incremental investment dollars and new business growth in the past decade," says Vaill. "Further," he adds, "we believe this geographic diversification will be very advantageous to our business through various economic cycles." "Finally," he concluded, "Sand Hill clients can now take full advantage of Boston Private's well- established financial services, including small-cap growth strategies and private equity partnerships at Westfield, tax strategies and complex estate planning at RINET, and mortgages, commercial loans and internet banking services at Boston Private Bank."

Boston Private Financial Holdings offers a full range of financial planning, investment management, private banking, commercial and residential lending services to its domestic and international clientele through its four subsidiaries: Boston Private Bank & Trust Company, Westfield Capital Management Company, Inc., RINET Company, Inc., and Sand Hill Advisors.

Boston Private Bank & Trust Company specializes in providing private banking and investment services to individuals, their families and businesses. It has an investment management emphasis on mid to large cap equity and actively managed fixed income portfolios. Boston Private Bank & Trust Company also offers a First Time Homebuyer Program and "soft second" mortgage financing. Under its Accessible Banking Program, the Bank is an active provider of real estate financing for affordable housing, economic development and small businesses.

Westfield Capital Management Company, whose clients consist of high net worth individuals, corporate pension funds, endowments and foundations, specializes in separately managed growth equity portfolios. Westfield also acts as the investment manager of five limited partnerships. Its investment services include a particular focus on identifying and managing small and mid cap equity positions as well as balanced growth accounts.

RINET Company provides fee-only financial planning, tax planning and investment management services to high net worth individuals and their families. Its capabilities include tax planning and preparation, asset allocation, estate planning, charitable planning, planning for employment benefits, including 401(k) plans, alternative investment analysis and mutual fund investing.

Sand Hill Advisors manages equity and fixed income accounts for high net worth clients and selected institutions primarily in the California region. In addition to separately managed relationships, Sand Hill manages a no-load mutual fund and uses its expertise to plan and execute diversification programs for concentrated stock positions.

Certain matters in this news release may constitute forward-looking statements within the meaning of the federal securities laws. The Company's actual results could differ materially from those projected in the forward- looking statements as the result of, among other factors, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, and in the securities or financial markets, or in general economic conditions, changes in assumptions used in making such forward-looking statements, as well as factors identified from time to time in the Company's filings with the Securities & Exchange Commission.